Exhibit 3.1.4

                                                                         A406702
                                                                           FILED
                                         In the office of the Secretary of State
                                                      of the State of California
                                                                      AUG 2 1981


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                      VOXEL


      Allan M. Wolfe and Oran Muduroglu certify that:

      1. They are the president and the secretary, respectively, of VOXEL, a California corporation.

      2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                   ARTICLE I

      The name of this corporation is Voxel.

                                   ARTICLE II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

      The total authorized capital stock of the corporation consists of 25,000,000 shares, consisting of 15,000,000 shares of common stock ("Common Stock"), and 10,000,000 shares of preferred stock. The initial series of preferred stock shall be designated "Series A Preferred Stock" and "Series B Preferred Stock." The Series A Preferred Stock Shall consist of 492,904 shares and the Series B Preferred Stock shall consist of 6,322,291 shares.

      The Series A Preferred Stock and the Series B Preferred Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article. The relative rights, preferences and restrictions granted to and imposed on Common Stock and Series A Preferred Stock and Series B Preferred Stock, (the Series A Preferred Stock and Series B Stock are collectively referred to herein as the "Preferred Stock") are as follows:

      1. DIVIDEND PROVISIONS.

                (a) The holders of shares of Preferred Stock shall be entitled to receive dividends or distributions, if and when declared by the Board of Directors, out of any assets legally available therefor. No dividend or distribution may be declared or paid on any shares of Common Stock unless at the same time a dividend or distribution is declared or paid, as the case may be, for a given fiscal year on all outstanding shares of each series of Preferred Stock at the rate of nine percent (9%) of the Original Issue Price (as defined below) for such series per annum. After payment of dividends on each series of the Preferred Stock at the aforesaid rate during a given fiscal year, dividends may be declared and paid during such fiscal year on the Common Stock; provided that holders of the then-outstanding Common Stock shall not be entitled to any dividend (other than pro rata dividends or distributions payable solely in Common Stock) unless at the same time the holders of each series of Preferred Stock receive a per share dividend (in addition to the dividend referred to above) equal to the per share dividend paid on the Common Stock (based upon the number of shares of Common Stock into which each share of that series of Preferred Stock could then be converted). The right to dividends on any series of Preferred Stock shall not be cumulative, and no rights shall accrue to holders of any series of Preferred Stock by reason of the fact that dividends thereon are not declared in any period.

                (b) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the corporation of Shares of Common Stock or Preferred Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, provided that such repurchases are not prohibited by Section 2(b) or Section 7(e) hereof.

      2. LIQUIDATION PREFERENCE.

                (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, each holder of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, by reason of their ownership of such stock, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the

Common Stock or stock of any other class or series ranking junior as to the assets in liquidation to such Series A Preferred Stock and Series B Preferred Stock, (i) the amount per share of $0.10 for each outstanding share of Series A Preferred Stock then held by them (the "Series A Original Issue Price"), (ii) the amount per share of $0.60 for each outstanding share of Series B Preferred Stock then held by them (the "Series B Original Issue Price"), and (iii) an amount equal to any dividends declared but unpaid on any shares of Series A Preferred Stock and Series B Preferred Stock held by such holder. If, upon the occurrence of such event, the assets and funds thus distributable among the holders of Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among all holders of Series A Preferred Stock and Series B Preferred Stock in proportion to their respective preferences that would have been payable in respect of the shares held by them upon such distribution if all preferences on or with respect to such shares were paid in full.

           (b) After the payment or the setting apart of payment to the holders of the Series A Preferred Stock and the Series B Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive $.05 per share for each outstanding share of Common Stock then held by them and, in addition, an amount equal to all declared and unpaid dividends on the Common Stock then held by them. If the assets or surplus funds remaining after the completion of the distribution required by subsection (a) of this Section 2 are insufficient to provide for payment of their full preferential amount described in the previous sentence, each holder of Common Stock shall receive a pro rata share of the assets and funds legally available for distribution of the corporation corresponding to the percentage of outstanding Common Stock held by that holder.

           (c) After the payment or the setting apart of payment to the holders of Preferred Stock and Common Stock of the preferential amounts so payable to them, such assets and funds as are then available shall be distributed ratably among the holders of Preferred Stock and Common Stock based on the number of shares of Common Stock held, assuming conversion of the Preferred Stock.

           (d) A consolidation or merger of this corporation with or into any other corporation or other entity or person, or a sale, conveyance, or disposition of all or substantially all of the assets of the corporation or the effectuation by the corporation of any reorganization or any other transaction or series of related transactions in which more than 50% of the voting power of the corporation is transferred, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 but shall instead be treated pursuant to Section 5 hereof.

      3. REDEMPTION.

                (a) To the extent allowed by law, the corporation shall redeem shares of Preferred Stock upon the request of the holders thereof in accordance with subsections (b) through (d) of this Section 3. The redemption price for each series of Preferred Stock shall be equal to the sum of all unpaid dividends declared with respect to such series (as adjusted for stock splits, stock dividends or similar recapitalizations) pursuant to Section 1 hereof plus the amount of the Original Issue Price for such series (the "Series A Redemption Price" or "the Series B Redemption Price," as applicable) (the "Series A Redemption Price" and the "Series B Redemption Price" are each sometimes referred to as the "Redemption Price").

                (b) At least 90 but no more than 120 days prior to July 19, 1996, any holder(s) of any series of Preferred Stock desiring that a redemption be made shall make a written request that the corporation's Preferred Stock be made eligible for redemption. Within fifteen (15) days following the corporation's receipt of such request, a written notice ("Redemption Notice") shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice. The Redemption Notice shall state that a request to redeem has been received, that each holder of Preferred Stock has the right under these Amended and Restated Articles of Incorporation to vote to have the shares of Preferred Stock concurrently redeemed and that such redemption requires the approval of the holders of at least 66-2/3% of the outstanding shares of Preferred Stock. The Redemption Notice shall also specify the date (the "Redemption Date") on which such redemption of Preferred Stock is to be effected (which such date shall be the later of (a) the sixtieth (60th) day after the date on which the Redemption Notice is mailed or, if such sixtieth (60th) day is not a business day, the first business day thereafter) or (b) July 19, 1996, the applicable Redemption Price, the place at which payment may be obtained, and the manner in which, and the place at which certificate(s) may be surrendered. On the Redemption Date, if the holders of at least 66-2/3% of the Preferred Stock have elected to have the outstanding shares of Preferred Stock redeemed, the corporation shall redeem, in accordance with this Section 3, all shares of Preferred Stock. Except as provided in subsection 3(d), on or after the Redemption Date, each holder of the series of Preferred Stock shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

                (c) From and after the close of business on any Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of the shares to be redeemed on such date as holders of such shares (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

                (d) On or prior to the Redemption Date, the corporation shall deposit the applicable Redemption Price for all outstanding shares of the series of Preferred Stock to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of such shares. Simultaneously, the corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price to the holders of the series of shares to be redeemed upon surrender of their certificates therefor. Any moneys deposited by the corporation pursuant to this subsection 3(d) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by the corporation pursuant to this subsection 3(d) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the corporation, provided that the shareholder to which such moneys would be payable hereunder shall be entitled, upon proof of its ownership of the stock to be redeemed and payment of any bond requested by the corporation, to receive such moneys but without interest from the Redemption Date.

      4. CONVERSION.

      The holders of each series of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) RIGHT TO CONVERT.

            (i) Subject to subsection (c) of this Section 4, each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been filed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for that series by the Conversion Price at the time in effect for such series. The initial conversion price per share (the "Conversion Price") for shares of Series A Preferred Stock shall be $.10 and for shares of Series B Preferred Stock shall be $.60. Such initial Conversion Price shall be subject to adjustment as set forth in subsection (c) of this Section 4.

            (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price than in effect for the series of which it is a part (A) immediately upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to this corporation of at least $7,500,000 and the public offering price of which (before underwriters commissions and expenses) is not less than $4.00 per share (adjusted to reflect any subsequent stock splits, stock dividends or recapitalizations); or (B) upon the approval of the conversion of the Preferred Stock by holders of 51% of the then-outstanding shares of Preferred Stock,

      (b) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4(a)(ii), the outstanding shares of

Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificate evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Any conversion pursuant to
Section 4(a)(i) shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event, the tendering holder(s) of stock shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

      (c) CONVERSION PRICE ADJUSTMENTS. The Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                (i) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price to any series of the Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for that series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                  (x) an amount equal to the sum of

                  (1) the aggregate purchase price of the shares of the series of Preferred Stock with respect to which the adjustment is being made, plus

                  (2) the aggregate consideration, if any, received by the
            corporation for all Additional Stock issued or deemed to be issued since July 19, 1991 (the "Purchase Date");

                  (y) an amount equal to the sum of

                  (1) the aggregate purchase price of the shares of the series of Preferred Stock with respect to which the adjustment is being made, divided by the Conversion Price for such shares in effect at the Purchase Date (or such higher or lower Conversion Price for such series as results from the application of subsections (c)(iii) and
            (iv) of this Section 4, and assuming that these Restated Articles were in effect as of the Purchase Date) plus

                  (2) the number of shares of Additional Stock issued or deemed to be issued since the Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections (c)(iii) and (iv) of this Section 4).

      (B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment. Except to the limited extent provided for in subsections (c)(i)(E)(3) and (c)(i)(E)(4) of this Section 4, no adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

      (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

      (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

      (E) In the case of the issuance of options to purchase (including without limitation warrants or other similar rights) or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

      1. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (c)(i)(C) and (c)(i)(D) of this Section 4), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby; provided, however, that no further adjustment in the Conversion Price shall be made upon the subsequent issue of Additional Stock upon exercise of such options or rights;

      2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (c)(i)(C) and (c)(i)(D) of this Section 4); provided, however, that no further adjustment in the Conversion Price shall be made upon the subsequent issuance of the Additional Stock delivered upon the conversion or in exchange for such convertible or exchangeable securities or upon the issuance of such convertible or exchangeable securities on the exercise of such options or rights;

      3. In the event of any change in the number of shares of Common Stock deliverable (or any change in the consideration payable) upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock (or the actual payment of consideration to the corporation) upon the exercise of any such options or rights or the conversion or exchange of such securities;

      4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

            (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (c)(i)(E) of this Section 4) by this corporation after the Purchase Date other than

            (A) Common Stock issued pursuant to a transaction described in subsection (c)(iii) of this Section 4,

            (B) up to 1,900,000 shares of Common Stock issuable or issued to founders, employees, consultants or directors of this corporation primarily for the purpose of soliciting or retaining their services pursuant to a stock option plan or restricted stock plan or other arrangement approved by the directors of this corporation,

            (C) Common Stock issued or issuable upon conversion of the Series A Preferred Stock,

            (D) Common Stock issued or issuable upon conversion of the Series B Preferred Stock, and

            (E) Common Stock issued pursuant to equipment leasing or financing arrangements approved by the directors of this corporation.

            (iii) In the event the corporation should, at any time or from time to time after the Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection (c).i)(E) hereof.

            (iv) If the number of shares of Common outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such series shall be decreased in proportion to such decrease in outstanding shares.

      (d) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(c) hereof, then, in each such case for the purpose of this subsection (d), the holders of each series of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

      (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
Section 5), provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of each series of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

      (f) NO IMPAIRMENT. This corporation will not, by amendment of its Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution. issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terns to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the Conversion Rights of the holders of each series of Preferred Stock.

      (g) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                  (i) No fractional shares shall be issued upon conversion of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, determined on the basis of the total number of shares of the series of Preferred Stock that the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Prices of a series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of that series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Th. corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Prices at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of that series of Preferred Stock.

      (h) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

      (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of all series of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

      (j) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this corporation.

      5. ADJUSTMENT FOR MERGER OR REORGANIZATION.

                (a) In case of any consolidation or merger of this corporation with or into any other corporation or other entity or person pursuant to which shareholders of the corporation immediately prior to the consolidation or merger own less than a majority of the voting power of the surviving corporation immediately following such merger or consolidation, or a sale, conveyance or disposition of all or substantially all of the assets of the corporation or the effectuation by the corporation of any reorganization or any other transaction or series of related transactions in which more than 50% of the voting power of the corporation is transferred, then the holders of each series of Preferred Stock shall be paid for each share of Preferred Stock in cash, or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, the respective portions of such stock or securities that each would have received under Section 2 if the corporation were liquidating, computed in the same manner as if the corporation's available assets were actually being distributed to all shareholders (even though holders of Common Stock ate not or may not he entitled to receive any actual distribution upon such deemed liquidation or dissolution). The value of the corporation's assets for purposes of computing the amount to be received by the holders of each series of Preferred Stock pursuant to this Section 4(a) shall be deemed to be (i) the fair market value, as determined by the corporation's board of directors, of all consideration proposed to be paid or exchanged for all of the corporation's outstanding capital stock upon any such merger or consolidation, or (ii) the fair market value, as determined by the corporation's board of directors, of all consideration proposed to be paid to the corporation upon any sale, conveyance or disposition of all or substantially all of the assets of the corporation.

                (b) In case of any reorganization, consolidation or merger of this corporation with or into another corporation or other entity or person in which this corporation shall survive, other than a merger, consolidation or reorganization described in Section 5(a) above, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, reorganization or merger; and, in any such case, appropriate adjustment (as determined by the Board of Directors of this corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of the Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Rates of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

      6. VOTING RIGHTS.

      The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share); and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the by-laws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders cf Common Stock have the right to vote. The holders of each series of Preferred Stock and Common Stock shall vote as a single class, except as required by Section 7 or except as otherwise required by law.

      7. PROTECTIVE PROVISIONS.

      So long as any shares of any series of Preferred Stock remain outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than fifty percent (50%) of the then-outstanding shares of all series of Preferred Stock, voting together as a single class (except as otherwise provided in subsection 7(h) below):

            (a) Authorize or issue any new class or series of capital stock on a parity with or having preference over any series of Preferred Stock then outstanding;

            (b) Offer, issue or sell any equity securities of the corporation or of any subsidiary of the corporation other than the issuance of shares of Common Stock to founders, employees, consultants or directors pursuant to employee option, bonus, or incentive plans or arrangements approved by the Board of Directors;

            (c) Effect any sale, lease, assignment, transfer or conveyance of all or substantially all the assets of this corporation or any of its subsidiaries, or any consolidation or merger involving the corporation or any of its subsidiaries, or any reclassification or other change of stock or any recapitalization, or any dissolution, liquidation or winding up, of the corporation other than a transaction in which the shareholders of the corporation immediately prior to such transaction will, on account of their holdings in the corporation, hold more than 80 percent of the equity securities of any resulting company.

            (d) Acquire the assets, business or control of any other corporation or business entity, through merger, consolidation or otherwise or make any other form of investment in any corporation or business entity where the cost to the corporation would exceed $50,000, whether effected in a single transaction or in a series of related transactions, other than assets acquired in the ordinary course of business;

            (e) Repurchase or redeem any equity securities or pay any dividends on, or make any other distribution with respect to, any equity securities, except for (i) repurchases and redemptions called for by these Restated Articles of Incorporation, or (ii) repurchases of shares of Common Stock issued to employees, consultants or directors of the corporation if repurchased therefrom pursuant to arrangements approved by the Board of Directors;

            (f) Sell, transfer, or otherwise convey any patents, copyrights, trademarks, or applications therefor or any information that is proprietary or confidential to the corporation, except for licenses or sublicenses granted by the corporation in the ordinary course of its business;

            (g) Incur any indebtedness in excess of $50,000 in any year; provided, however, that the corporation shall be entitled to incur additional indebtedness if such indebtedness is (i) incurred pursuant to a budget approved by at least two-thirds (2/3rds) of the members of the Board of Directors, or (ii) short-term bank borrowings necessary for working capital requirements;

            (h) Amend these Amended and Restated Articles of Incorporation if such amendment would materially alter or change the rights, preferences or privileges of the Series A Preferred Stock or the Series B Preferred Stock;

            (i) Loan more then $25,000 to any party, except that (to the extent permitted by law and to the extent that such sales are permitted under this Article) the corporation may, with the approval of the board of Directors, accept installment promissory notes in payment for Common Stock sold to its employees, directors, officers or consultants;

            (j) Enter into any agreement with any officer of the corporation or with any corporation, partnership, or other entity in which any such individual is an employee, shareholder, director, or partner, or any entity controlling or controlled by any such person, unless such agreement has been approved in advance by at least two-thirds (2/3rds) of the members of the Board of Directors);

            (k) Effect any change in the authorized number of Directors;

            (1) Do any act or thing that would result in taxation of the holders of shares of the Series A Preferred Stock or the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended); or

            (m) Change in any fundamental respect the business of the corporation.

      8. STATUS OF CONVERTED OR REDEEMED STOCK.

      In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation.

                                   ARTICLE IV

      1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      2. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

      3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

                                    ARTICLE V

      The Board of Directors of this corporation shall consist of five (5) members.

      3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

      4. The foregoing amendment and restatement of articles has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporation's Code. The total number of outstanding shares of the Corporation is 1,700,000 common shares, 492,904 Series A Preferred shares and 87,500 Series B Preferred shares. The number of shares of each of the common stock, the Series A preferred stock and the Series B preferred Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of (i0 the common stock and the Preferred stock, voting together as a class and (ii) the Series A Preferred Stock and Series B Preferred Stock, voting together as a class, and (iii) more than 50% of the common stock voting separately.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

      Executed at Laguna Beach, California July 31, 1991.


                                                  /s/ Allan M. Wolfe
                                                  ------------------------------
                                                  Allan M. Wolfe, President


                                                  /s/ Oran Muduroglu
                                                  ------------------------------
                                                  Oran Muduroglu, Secretary